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                                                                    Exhibit 23.1




                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-77525) and related Prospectus of Oxford Health Plans, Inc. for the registration of $200,000,000 of 11% Senior Notes due 2005 and to the incorporation by reference therein of our report dated March 9, 1999, with respect to the consolidated financial statements and schedules of Oxford Health Plans, Inc. included in its Annual Report on Form 10-K/A No. 2 for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



Stamford, Connecticut
August 26, 1999







                                                           /s/ ERNST & YOUNG LLP



                                                           Ernst & Young LLP